Exhibit 5(b)


                                                                   June 27, 2005


UniSource Energy Corporation
One South Church Avenue
Tucson, Arizona  85701

Ladies and Gentlemen:

         I am Vice President and General Counsel of UniSource Energy Corporation, an Arizona corporation (the "Company"), and have acted as such in connection with the filing by the Company of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the resale by certain selling securityholders of (i) up to $150,000,000 aggregate principal amount of the Company's 4.50% Convertible Senior Notes due 2035 (the "Notes"), issued under the Company's Indenture, dated as of March 1, 2005, to The Bank of New York, as trustee, and (ii) up to 4,000,000 shares of the Company's common stock, without par value, initially issuable upon conversion of the Notes (the "Shares"), and the attached Preferred Share Purchase Rights (the "Rights"). The Shares will be issued and sold together with the Rights, in accordance with the Rights Agreement, dated as of March 5, 1999 (the "Rights Agreement"), between the Company and The Bank of New York, as Rights Agent.

         Subject to the qualifications hereinafter expressed, I am of the opinion that:

         1. The company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.

         2. The notes constitute legally issued and binding obligations of the Company.

         3. When the Shares are issued and delivered as contemplated in the Registration Statement, the Shares will be duly authorized, legally issued and fully paid and nonassessable and the Rights will be duly authorized, legally issued and binding obligations.

         To the extent the opinions expressed are dependent upon matters governed by the law of the State of New York, I have relied, with your consent, upon the opinion of even date herewith rendered to you by Thelen Reid & Priest LLP, special counsel to the Company.

         I hereby consent to the filing of this opinion with the Commission as
Exhibit 5(b) to the Registration Statement and the use of my name, as counsel, therein. In giving the foregoing consent, I do not thereby admit that I belong


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to the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated by the Commission thereunder.

                                           Very truly yours,


                                          /S/ Vincent Nitido, Jr., Esq.
                                          -------------------------------------
                                              Vincent Nitido, Jr., Esq.
                                              Vice President and General Counsel